SCHEDULE D

                   PLAN OF ARRANGEMENT UNDER SECTION 192
                  OF THE CANADA BUSINESS CORPORATIONS ACT

                                 ARTICLE 1
                              INTERPRETATION

1.1  Definitions

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "Arrangement" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Merger Agreement or Article 6 or made at the direction of the Court in the Final Order;

     "Arrangement Resolution" means the special resolution of the MB Shareholders, to be substantially in the form and content of Schedule C annexed to the Merger Agreement;

     "Articles of Arrangement" means the articles of arrangement of MB in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

     "Business Day" means any day on which commercial banks are generally open for business in Seattle, Washington and Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

     "CBCA" means the Canada Business Corporations Act as now in effect and as may be amended from time to time prior to the Effective Date;

     "Certificate" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

     "Circular" means the notice of the MB Meeting and accompanying management information circular, including all schedules and exhibits thereto, to be sent to holders of MB Common Shares and MB Options in connection with the MB Meeting;

     "Court" means the Supreme Court of British Columbia;

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     "Current  Market Price" has the meaning ascribed thereto in the
     Exchangeable Share Provisions;

     "Depositary" means at its offices set out in the Letter of Transmittal and Election Form;

     "Director" mean the Director appointed pursuant to section 260 of the CBCA;

     "Dissent Rights" has the meaning set out in section 3.1;

     "Dissenting Shareholder" means a holder of MB Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

     "Dividend Amount" has the meaning ascribed thereto in section 5.1(a);

     "Drop Dead Date" means February 15, 2000, or such later date as may be mutually agreed by the parties to the Merger Agreement;

     "Effective Date" means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date;

     "Effective Time" means 12:01 a.m. on the Effective Date;

     "Election Deadline" means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the MB Meeting;

     "Exchange Ratio" means 0.28, subject to adjustment, if any, as provided herein;

     "Exchangeable Elected Share" means any MB Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Weysub under the Arrangement for a fraction of an Exchangeable Share or that is deemed to be an Exchangeable Elected Share pursuant to section 2.2(c);

     "Exchangeable Shares" means the non-voting exchangeable shares in the capital of Weysub, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

     "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

     "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

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     "Government Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section
     2.3 of the Merger Agreement;

     "ITA" means the Income Tax Act (Canada), as amended; "Letter of Transmittal and Election Form" means the letter of transmittal and election form for use by holders of MB Common Shares, in the form accompanying the Circular;

     "Liquidation  Call Purchase Price" has the meaning ascribed thereto in section 5.1(a);

     "Liquidation Call Right" has the meaning ascribed thereto in section
     5.1(a);

     "Liquidation Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "MB" means MacMillan Bloedel Limited, a corporation existing under the laws of Canada;

     "MB Common Shares" means the outstanding common shares in the capital of MB;

     "MB Meeting" means the special meeting of MB Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

     "MB Options" means the MB Common Share purchase options granted under MB Stock Option Plan, as amended, and under separate agreements with three senior officers of MB, and being outstanding and unexercised on the Effective Date;

     "MB Shareholders" means the holders of MB Common Shares, MB Options and MB Warrants, collectively;

     "MB Stock Option Plan" means MB's Senior Management Stock Option Plan instituted February 10, 1997;

     "MB Warrants" means the bearer warrants of MB exercisable for MB Common Share and being outstanding and unexercised on the Effective Date;

     "Meeting Date" means the date of the MB Meeting;

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     "Merger Agreement" means the agreement made the 20th day of June, 1999 among Weyerhaeuser, Weysub and MB, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

     "NYSE" means the New York Stock Exchange, Inc.;

     "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "Redemption Call Purchase Price" has the meaning ascribed thereto in section 5.2(a);

     "Redemption Call Right" has the meaning ascribed thereto in section
     5.2(a);

     "Redemption Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "Replacement Option" has the meaning ascribed thereto in section
     2.2(d);

     "Special Voting Share" means the share of Weyerhaeuser Special Voting Preferred Stock having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     "Transfer Agent" has the meaning ascribed thereto in section 5.1(b);

     "Trustee" means the trustee to be chosen by Weyerhaeuser and MB, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

     "Voting and Exchange Trust Agreement" means an agreement to be made between Weyerhaeuser, Weysub and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule F annexed to the Merger Agreement, with such changes thereto as the parties to the Merger Agreement, acting reasonably, may agree;

     "Weyerhaeuser" means Weyerhaeuser Company, a corporation existing under the laws of the State of Washington;

     "Weyerhaeuser Common Shares" means the shares of common stock in the capital of Weyerhaeuser;

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     "Weyerhaeuser Control Transaction" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "Weyerhaeuser Elected Share" means any MB Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Weysub under the Arrangement for a fraction of a Weyerhaeuser Common Share, or that is deemed to be a Weyerhaeuser Elected Share pursuant to section 2.3(a);

     "Weyerhaeuser Newco" means 586474 B.C. Ltd., a company existing under the laws of the Province of British Columbia and being a wholly-owned subsidiary of Weyerhaeuser; and

     "Weysub" means 586476 B.C. Ltd., a company existing under the laws of the Province of British Columbia and being a subsidiary of Weyerhaeuser Newco.

1.2  Sections and Headings

     The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3  Number, Gender and Persons

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.


                                 ARTICLE 2
                                ARRANGEMENT

2.1  Binding Effect

     This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) MB, (ii) Weyerhaeuser, Weyerhaeuser Newco and Weysub, (iii) all holders of MB Common Shares, (iv) all holders of Exchangeable Shares, and (v) all holders of MB Warrants.

2.2  Arrangement

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) each Weyerhaeuser Elected Share will be transferred by the holder thereof, without any act or formality on its part, to Weysub in exchange for that number of fully paid and non-assessable Weyerhaeuser Common Shares equal to the

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          Exchange Ratio, and the name of each such holder will be removed from the register of holders of MB Common Shares and added to the register of holders of Weyerhaeuser Common Shares and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

     (b) each Exchangeable Elected Share will be transferred by the holder thereof, without any act or formality on its part, to Weysub in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio, and the name of each such holder will be removed from the register of holders of MB Common Shares and added to the register of holders of Exchangeable Shares and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner of such MB Common Shares and MB Warrants;

     (c) each MB Common Share in respect of which no election has been made by the holder thereof, or in respect of which an effective election has not been made, (other than (i) MB Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the MB Common Shares held by them and (ii) MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof) and each MB Warrant, as the case may be, will be deemed to be an Exchangeable Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Weysub in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio, and the name of each such holder of MB Common Shares will be removed from the register of holders of MB Common Shares and added to the register of holders of Exchangeable Shares and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner of such MB Common Shares and MB Warrants; provided that, notwithstanding the foregoing, each MB Common Share in respect of which no election has been made, or in respect of which an effective election has not been made, held by a holder who is not a resident of Canada for the purposes of the ITA (other than (i) MB Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the MB Common Shares held by them and (ii) MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof which shall not be exchanged under the Arrangement and shall remain outstanding as MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof) will be deemed to be a Weyerhaeuser Elected Share and will be transferred by the holder thereof, without any act or formality on his part, to Weysub in exchange for that number of fully paid and non-assessable Weyerhaeuser Common Shares equal to the Exchange Ratio, and the name of each such holder will be removed from the register of holders of MB Common Shares and added to the register of holders of Weyerhaeuser Common Shares and Weysub will be recorded as the registered

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          holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

     (d) each MB Option shall be exchanged for an option (a "Replacement Option") to purchase a number of Weyerhaeuser Common Shares equal to the product of the Exchange Ratio multiplied by the number of MB Common Shares subject to such MB Option. Such Replacement Option shall provide for an exercise price per Weyerhaeuser Common Share equal to the exercise price per share of such MB Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Weyerhaeuser Common Share, then the number of Weyerhaeuser Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Weyerhaeuser Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Weyerhaeuser Common Share. Subject to Appendix 2 hereto, the term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will otherwise be unchanged, and any document or agreement previously evidencing an MB Option shall thereafter evidence and be deemed to evidence such Replacement Option; and

     (e) Weyerhaeuser shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to Weyerhaeuser of U.S. $1, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement.

2.3  Elections

     (a) Each Person who, at or prior to the Election Deadline, is a holder of record of MB Common Shares will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive Exchangeable Shares or Weyerhaeuser Common Shares, or a combination thereof, in exchange for such holder's MB Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form; provided that, notwithstanding anything to the contrary herein, holders of MB Common Shares who are not residents of Canada for the purposes of the ITA will not be entitled to elect to receive Exchangeable Shares, and any such election otherwise made by any such holder shall be and be deemed to be an election to receive a Weyerhaeuser Elected Share.

     (b) Holders of MB Common Shares who are residents of Canada for the purposes of the ITA, other than any such holder who is exempt from tax under the ITA, and who have elected to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(l) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the

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          analogous provisions of provincial income tax law) with respect to the transfer of their MB Common Shares to Weysub by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by Weysub and returned to such holders of MB Common Shares or MB Warrants, as the case may be, within 30 days after the receipt thereof by the Depositary for filing with Revenue Canada (or the applicable provincial taxing authority). Weysub will not be responsible for the proper completion of any election form and, except for Weysub's obligation to return duly completed election forms which are received by the Depositary within 90 days of the Effective Date, within 30 days after the receipt thereof by the Depositary, Weysub will not be responsible for any taxes, interest or penalties resulting from the failure by a holder of MB Common Shares or MB Warrants, as the case may be, to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Weysub may choose to sign and return an election form received more than 90 days following the Effective Date, but Weysub will have no obligation to do so.

2.4  Adjustments to Exchange Ratio

     The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Weyerhaeuser Common Shares or MB Common Shares other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to Weyerhaeuser Common Shares or MB Common Shares occurring after the date of the Merger Agreement and prior to the Effective Time.


                                 ARTICLE 3
                             RIGHTS OF DISSENT


3.1  Rights of Dissent

     Holders of MB Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the "Dissent Rights") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by MB not later than 5:00 p.m. (Vancouver time) on the Business Day preceding the MB Meeting. Holders of MB Common Shares who duly exercise such rights of dissent and who:

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     (a)  are ultimately determined to be entitled to be paid fair value for their MB Common Shares shall be deemed to have transferred such MB Common Shares and to Weysub, to the extent the fair value therefor is paid by Weysub, and to MB, to the extent the fair value therefor is paid by MB, and, in the case of MB Common Shares so transferred to MB such shares shall be cancelled as of the Effective Date; or

     (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their MB Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of MB Common Shares and shall receive Exchangeable Shares or Weyerhaeuser Common Shares on the basis determined in accordance with section 2.2(c), but in no case shall Weyerhaeuser, Weysub, Weyerhaeuser Newco, MB or any other Person be required to recognize such holders as holders of MB Common Shares after the Effective Time, and the names of such holders of MB Common Shares shall be deleted from the registers of holders of MB Common Shares at the Effective Time.


                                 ARTICLE 4
                    CERTIFICATES AND FRACTIONAL SHARES


4.1  Issuance of Certificates Representing Exchangeable Shares

     At or promptly after the Effective Time, Weysub shall deposit with the Depositary, for the benefit of the holders of MB Common Shares or MB Warrants who will receive Exchangeable Shares in connection with the Arrangement, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to section 2.2 upon the exchange of MB Common Shares or MB Warrants. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more MB Common Shares or MB Warrants, as the case may be, that were exchanged for one or more Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of MB and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of MB Common Shares that is not registered in the transfer records of MB, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such MB Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented MB Common Shares or MB Warrants, as the case may be, that were exchanged for Exchangeable Shares shall be deemed at all times after the Effective Time to

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represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.4 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3.

4.2  Exchange of Certificates for Weyerhaeuser Common Shares

     At or promptly after the Effective Time, Weysub shall deposit with the Depositary, for the benefit of the holders of MB Common Shares in connection with the Arrangement, certificates representing the Weyerhaeuser Common Shares delivered pursuant to section 2.2 in exchange for outstanding MB Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding MB Common Shares that were exchanged for Weyerhaeuser Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of MB and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Weyerhaeuser Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Weyerhaeuser Common Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of MB Common Shares which is not registered in the transfer records of MB, a certificate representing the proper number of Weyerhaeuser Common Shares may be issued to the transferee if the certificate representing such MB Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding MB Common Shares that were exchanged for Weyerhaeuser Common Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Weyerhaeuser Common Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of any fractional Weyerhaeuser Common Shares as contemplated by section 4.4 and
(iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Weyerhaeuser Common Shares as contemplated by section 4.3.

4.3  Distributions with Respect to Unsurrendered Certificates

     No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Weyerhaeuser Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding MB Common Shares or MB Warrants that were exchanged pursuant to section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.4 and no interest shall be earned or payable on these proceeds, unless and until the holder of record of such certificate shall surrender such certificate in accordance with section 4.1 or 4.2. Subject to applicable law, at the time of such

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surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole MB Common Shares or MB Warrants, as the case may be, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or Weyerhaeuser Common Share to which such holder is entitled pursuant to section 4.4, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or Weyerhaeuser Common Share, s the case may be, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or Weyerhaeuser Common Share, as the case may be.

4.4  No Fractional Shares

     No certificates representing fractional Exchangeable Shares or fractional Weyerhaeuser Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Weysub shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Weysub. In lieu of any such fractional securities:

     (a) each Person otherwise entitled to a fractional interest in an Exchangeable Share will receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such Persons would otherwise be entitled. The Depositary will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Exchangeable Shares; and

     (b) each Person otherwise entitled to a fractional interest in a Weyerhaeuser Common Share will receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Weyerhaeuser Common Shares to which all such Persons would otherwise be entitled. The Depositary will sell such Weyerhaeuser Common Shares on the NYSE as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Weyerhaeuser Common Shares.

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4.5  Lost Certificates

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding MB Common Shares or MB Warrants that were exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more Exchangeable Shares or Weyerhaeuser Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to section 4.4) deliverable in accordance with such holder's Letter of Transmittal and Election Form.
When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or Weyerhaeuser Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Weysub, Weyerhaeuser and their respective transfer agents in such sum as Weysub or Weyerhaeuser may direct or otherwise indemnify Weysub and Weyerhaeuser in a manner satisfactory to Weysub and Weyerhaeuser against any claim that may be made against Weysub or Weyerhaeuser with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6  Extinction of Rights

     Any certificate which immediately prior to the Effective Time represented outstanding MB Common Shares or MB Warrants that were exchanged pursuant to section 2.2 that is not deposited with all other instruments required by section 4.1 or 4.2 on or prior to the date of the notice referred to in section 7.2 of the Exchangeable Share Provisions shall cease to represent a claim or interest of any kind or nature as a shareholder of Weysub or Weyerhaeuser. On such date, the Exchangeable Shares or Weyerhaeuser Common Shares (or cash in lieu of fractional interests therein, as provided in section 4.4) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Weysub or Weyerhaeuser, as the case may be, together with all entitlements to dividends, distributions and interest in respect thereof held for such former registered holder. None of Weyerhaeuser, Weysub, Weyerhaeuser Newco or the Depositary shall be liable to any person in respect of any Weyerhaeuser Common Shares or Exchangeable Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.7  Withholding Rights

     Weysub, Weyerhaeuser Newco, Weyerhaeuser and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of MB Common Shares, MB Warrants, Weyerhaeuser Common Shares or Exchangeable Shares such amounts as Weysub, Weyerhaeuser Newco, Weyerhaeuser or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Weysub, Weyerhaeuser Newco, Weyerhaeuser and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Weysub, Weyerhaeuser Newco, Weyerhaeuser or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Weysub, Weyerhaeuser Newco, Weyerhaeuser or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.


                                 ARTICLE 5
    CERTAIN RIGHTS OF WEYERHAEUSER NEWCO TO ACQUIRE EXCHANGEABLE SHARES

5.1  Weyerhaeuser Newco Liquidation Call Right

     (a) Weyerhaeuser Newco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Weysub pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Weyerhaeuser) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Weyerhaeuser Newco of an amount per share (the "Liquidation Call Purchase Price") equal to the Current Market Price of a Weyerhaeuser Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Weyerhaeuser Newco causing to be delivered to such holder one Weyerhaeuser Common Share, plus, to the extent not paid by Weysub, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by Weyerhaeuser Newco (the "Dividend Amount"). In the event of the exercise of the Liquidation Call Right by Weyerhaeuser Newco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Weyerhaeuser Newco on the Liquidation Date on payment by Weyerhaeuser Newco to the holder of the Liquidation Call Purchase Price for each such share, and Weysub shall have no obligation to redeem such shares so purchased by Weyerhaeuser Newco.

     (b) To exercise the Liquidation Call Right, Weyerhaeuser Newco must notify Weysub's transfer agent (the "Transfer Agent"), as agent for the holders of Exchangeable Shares, and Weysub of Weyerhaeuser Newco's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Weysub and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Weysub. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Weyerhaeuser Newco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Weyerhaeuser Newco. If Weyerhaeuser Newco exercises the Liquidation Call Right, then on the Liquidation Date Weyerhaeuser Newco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Weyerhaeuser Newco shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Weyerhaeuser Common Shares deliverable by Weyerhaeuser Newco and a cheque or cheques of Weyerhaeuser Newco payable at par at any branch of the bankers of Weyerhaeuser Newco representing the aggregate Dividend Amount in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that Weyerhaeuser Newco has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Weyerhaeuser Newco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Weyerhaeuser Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Company Act (British Columbia) and the by-laws of Weysub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Weyerhaeuser Newco shall deliver to such holder, certificates representing the Weyerhaeuser Common Shares to which the holder is entitled and a cheque or cheques of Weyerhaeuser Newco payable at par at any branch of the bankers of Weyerhaeuser Newco in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. If Weyerhaeuser Newco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Weysub in connection with the liquidation, dissolution or winding-up of Weysub pursuant to
          Article 5 of the Exchangeable Share Provisions.

5.2  Weyerhaeuser Newco Redemption Call Right

     In addition to Weyerhaeuser Newco's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the

Exchangeable Share Provisions), Weyerhaeuser Newco shall have the following rights in respect of the Exchangeable Shares:

     (a) Weyerhaeuser Newco shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by Weysub pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Weyerhaeuser) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Weyerhaeuser to each holder of an amount per Exchangeable Share (the "Redemption Call Purchase Price") equal to the Current Market Price of a Weyerhaeuser Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Weyerhaeuser Newco causing to be delivered to such holder one Weyerhaeuser Common Share, plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by Weyerhaeuser Newco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Weyerhaeuser Newco on the Redemption Date on payment by Weyerhaeuser Newco to the holder of the Redemption Call Purchase Price for each such share, and Weysub shall have no obligation to redeem such shares so purchased by Weyerhaeuser Newco.

     (b) To exercise the Redemption Call Right, Weyerhaeuser Newco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Weysub of Weyerhaeuser Newco's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Weyerhaeuser Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Weyerhaeuser Newco shall so notify the Transfer Agent and Weysub on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Weyerhaeuser Newco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Weyerhaeuser Newco. If Weyerhaeuser Newco exercises the Redemption Call Right, on the Redemption Date Weyerhaeuser Newco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Weyerhaeuser Newco shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Weyerhaeuser Common Shares deliverable by Weyerhaeuser Newco and a cheque or cheques of Weyerhaeuser Newco payable at par at any branch of the bankers of Weyerhaeuser Newco representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that Weyerhaeuser Newco has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Weyerhaeuser Newco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Weyerhaeuser Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Company Act (British Columbia) and the by-laws of Weysub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Weyerhaeuser Newco shall deliver to such holder, certificates representing the Weyerhaeuser Common Shares to which the holder is entitled and a cheque or cheques of Weyerhaeuser Newco payable at par at any branch of the bankers of Weyerhaeuser Newco in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. If Weyerhaeuser Newco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Weysub in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.


                                 ARTICLE 6
                                AMENDMENTS

6.1  Amendments to Plan of Arrangement

     MB reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be
(i) set out in writing, (ii) approved by Weyerhaeuser, (iii) filed with the Court and, if made following the MB Meeting, approved by the Court and (iv) communicated to holders of MB Common Shares and MB Warrants if and as required by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by MB at any time prior to the MB Meeting (provided that Weyerhaeuser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the MB Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the MB Meeting shall be effective only if (i) it is consented to by each of MB and Weyerhaeuser and (ii) if required by the Court, it is consented to by holders of the MB Common Shares or MB Warrants voting in the manner directed by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Weyerhaeuser, provided that it concerns a matter which, in the reasonable opinion of Weyerhaeuser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of MB Common Shares or MB Warrants.


                                 ARTICLE 7
                            FURTHER ASSURANCES


7.1 Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Merger Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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